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                                                                    Exhibit 99.1

                     CHATTEM, INC. COMPLETES ACQUISITION OF
                     THOMPSON MEDICAL COMPANY, INC. BRANDS


FOR IMMEDIATE RELEASE
DECEMBER 22, 1998

Files $250 Million Shelf Registration

     CHATTANOOGA, Tenn.-(BUSINESS WIRE)-Dec. 22, 1998-Chattem, Inc.

(Nasdaq:CHTT-news), a Chattanooga, Tennessee based manufacturer of health and
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skin care products and the Sunsource line of dietary supplements, today announced that it has completed the previously announced acquisition of the DEXATRIM, SPORTSCREME, ASPERCREME, CAPZASIN-P, CAPZASIN-HP and ARTHRITIS HOT brands from Thompson Medical Company, Inc. The purchase price consisted of $90 million cash and 125,500 shares of Chattem common stock. The cash portion of the purchase price was financed by a senior credit facility led by Bank of America.

     As previously disclosed, Chattem expects the acquired brands to add approximately $.65 in earnings per share and $55 million in revenues on an annual basis.

     Separately, Chattem announced that it has filed a shelf registration with the Securities and Exchange Commission for $250 million of debt and equity securities. The Company stated that the shelf filing will allow it to access the capital markets on a more immediate basis to fund internal growth and acquisitions, and strengthen its balance sheet.

     Nothing in this announcement is to be construed as an offer by the Company to sell securities. Any offer or sale of the Company's securities may be only by means of a prospectus.

     All forward-looking statements are subject to the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.